For Immediate Release

Contact: Hannah Burns (212)272-2395
         Maura Gaenzle (212)272-4445
         Anne Graber (212)272-8188

          THE BEAR STEARNS COMPANIES INC.
          REPORTS SECOND QUARTER RESULTS


New York, New York -- January 18, 1996 --
The Bear Stearns Companies Inc. (NYSE:BSC) today announced earnings for the company's second fiscal quarter ended December 31, 1995.

Net income for the second quarter of fiscal 1996 was $105.2 million, or 76 cents per share, a 219% increase in net income from $32.9 million, or 21 cents per share for the comparable quarter last year. Net income for the first six months of fiscal 1996 was $199.0 million, or $1.42 per share, a 191% increase in net income from $68.4 million, or 45 cents per share for the comparable period a year ago.

Revenues, net of interest expense, for the quarter ended December 31, 1995 were $687.7 million, a 61% increase from $426.6 million for the comparable quarter a year ago. For the six months ended December 31, 1995, revenues, net of interest expense, were $1.3 billion, a 52% increase from $860.2 million a year ago.

"We are pleased to report that our second quarter earnings are the best of the last six quarters, reflecting the positive trends in fixed income and equity markets and the continuation of robust merger and acquisition activity," noted President and Chief Executive Officer James E. Cayne.

He added, " Bear Stearns' franchises continue to grow as a result of our ongoing commitment to all of our businesses. During the quarter, we completed the formation of two AAA-rated subsidiaries to enhance our global derivatives capabilities. Correspondent clearing volume was up, as were the number of correspondent firms, and we also received several high-profile advisory assignments, including a key role in the strategic combination of Lockheed Martin and Loral."

The Company stated that the focus and positioning of the firm's businesses, coupled with better market conditions, resulted in much-improved results for the second quarter of fiscal 1996 as compared to the same quarter a year ago.
An attractive interest rate environment and increased investor demand resulted in a 100% increase in investment banking revenues, reflecting significant merger and acquisition and underwriting activities. Revenues from principal transactions were up 76% and commissions were up 29% reflecting the improved conditions.

For the first six months of fiscal 1996, there were increases in all revenue categories driven by the positive momentum in the securities markets. Investment banking revenues increased by 78%, trading revenues by 61%, and commissions by 29% over the same six month period a year ago.

QUARTERLY CASH DIVIDENDS DECLARED

The Board of Directors declared a regular quarterly cash dividend of 15 cents per share on the outstanding shares of common stock, payable February 23, 1996 to shareholders of record on February 9, 1996. The board also declared a quarterly cash dividend of 68.75 cents per share on the outstanding shares of adjustable rate cumulative preferred stock, payable April 15, 1996 to shareholders of record on March 29, 1996. In addition, the board declared a quarterly cash dividend of $3.94 per share on the outstanding shares of 7.88% cumulative preferred stock, which is equivalent to 49.25 cents per related depositary share, and a quarterly cash dividend of $3.80 per share on the outstanding shares of 7.60% cumulative preferred stock, which is equivalent to
47.50 cents per related depositary share, both payable April 15, 1996 to shareholders of record on March 29, 1996.

The Bear Stearns Companies Inc. is the parent company of Bear, Stearns & Co. Inc., a leading investment banking and securities trading firm serving governments, corporations, institutions and individuals worldwide. The company's business includes corporate finance and mergers and acquisitions, institutional equities and fixed income sales and trading, private client services, foreign exchange and futures sales and trading, asset management and custody services. Through Bear, Stearns Securities Corp., professional and correspondent clearing services are provided, including securities lending. Headquartered in New York City, the company has over 7,500 employees located in domestic offices in Atlanta, Boston, Chicago, Dallas, Los Angeles, San Francisco and Washington, D.C.; and an international presence in Beijing, Buenos Aires, Geneva, Hong Kong, Karachi, London, Madrid, Manila, Paris, Sao Paulo, Shanghai, Singapore and Tokyo. As of December 31, 1995, total capital, including stockholders' equity and long-term borrowings, was $7.1 billion. Book value as of December 31, 1995 was $15.89 per share, based on 137,390,912 shares outstanding.

                     Financial Statement Attached



                                THE BEAR STEARNS COMPANIES INC.
                               CONSOLIDATED STATEMENTS OF INCOME
                                          (UNAUDITED)
                                     Three Months Ended                 Six Months Ended
                                December 31,     December 31,      December 31,   December 31,
                                   1995             1994(1)           1995           1994(1)
                                            (In thousands, except share data)
Revenues
  Commissions                  $    163,220     $    126,654        $    318,410   $    246,983
  Principal transactions            260,840          147,998             530,755        328,937
  Investment banking                150,397           75,080             237,802        133,432
  Interest and dividends            607,060          469,840           1,160,981        912,137
  Other income                        8,546            7,161              16,549         13,669
    Total revenues                1,190,063          826,733           2,264,497      1,635,158
  Interest expense                  502,403          400,130             959,348        774,930
  Revenues, net of
    interest expense                687,660          426,603           1,305,149        860,228

Non-interest expenses
  Employee compensation
   and benefits                     345,427          223,259             652,424        454,288
Floor brokerage, exchange
   and clearance fees                30,787           26,072              60,533         51,733
  Communications                     22,407           21,342              44,905         42,668
  Occupancy                          21,256           20,103              42,402         40,092
  Depreciation and
   amortization                      17,347           14,419              33,623         28,212
  Advertising and market
   development                       14,382           17,064              26,906         31,488
  Data processing and
   equipment                          8,706            8,496              17,687         16,903
  Other expenses                     46,467           42,740              89,378         84,541
    Total non-interest
     expenses                       506,779          373,495             967,858        749,925

Income before provision
  for income taxes                  180,881           53,108             337,291        110,303
Provision for income taxes           75,725           20,181             138,289         41,915

Net income                     $    105,156     $     32,927        $    199,002   $     68,388

Net income applicable to
  common shares                $     98,956     $     26,598        $    186,592   $     55,827

Earnings per share (2)         $       0.76     $       0.21        $       1.42   $       0.45

Weighted average common
  and common equivalent
  shares outstanding (2)        136,244,492      134,215,343         136,835,770    134,683,356

Cash dividends declared
  per common share             $       0.15     $       0.15        $       0.30   $       0.30

<F1>
(1) Restated to conform prior period amounts to current period's presentation.
<F2>
(2) Adjusted for 5% stock dividend declared on April 19, 1995.